Exhibit 10.1

EXECUTION COPY

THE PURCHASER GROUP,

as defined herein,

- and -

GOLDEN QUEEN MINING CO., LTD.

AGREEMENT FOR THE PURCHASE OF SHARES OF GOLDEN QUEEN MINING HOLDINGS, INC.

DATED FEBRUARY 7, 2019

Article 7 COVENANTS		26
7.1	Cooperation	26
7.2	Confidentiality.	26
7.3	Action During Interim Period	26
7.4	Consents and Approvals	28
7.5	Directors and Officers	28
7.6	Clay Group Loans	29
7.7	Preparation of Tax Returns	29
7.8	Cooperation Respecting Tax Matters	29
Article 8 TERMINATION		30
8.1	Grounds for Termination.	30
8.2	Effect of Termination	31
Article 9 INDEMNITY		31
9.1	Indemnity by GQM	31
9.2	Indemnity by the Purchaser	31
9.3	Time Limits for Claim Notice	31
9.4	Canadian Withholding Tax Indemnity.	31
9.5	Exclusive Remedy	32
9.6	Characterization and Satisfaction of Indemnification Payments	32
Article 10 GENERAL		32
10.1	Actions on Non-Business Days	32
10.2	Expenses	32
10.3	Public Announcements	32
10.4	Notices.	33
10.5	Time of Essence	34
10.6	Further Assurances	34
10.7	Severability	35
10.8	No Third Party Beneficiary	35
10.9	Specific Performance	35
10.10	Entire Agreement	35
10.11	Amendment	35
10.12	Waiver	35
10.13	Governing Law; Venue	36
10.14	Successors and Assigns	36
10.15	Counterparts	36

ii

SHARE PURCHASE AGREEMENT

This Agreement dated February 7, 2019 is made

AMONG:

THE PURCHASER GROUP, as defined herein,
(the “Purchaser”)

- and -

GOLDEN QUEEN MINING CO., LTD.
(“GQM”)

RECITALS:

A.   Golden Queen Mining Co., Ltd. (“GQM”), a publicly traded British Columbia corporation, is the indirect owner of all of the issued and outstanding common shares (the “US Holdco Shares”) of Golden Queen Mining Holdings, Inc., a corporation existing under the laws of the State of California (“US Holdco”);

B.   US Holdco is the owner of 132,500 units (the “Units”) of Golden Queen Mining Company LLC, a limited liability company existing under the laws of the State of California (the “Subsidiary”), representing 50% ownership interests in the Subsidiary;

C.   The Subsidiary is the owner of a 100% interest in the Soledad Mountain Project;

D.   The Purchaser is willing to purchase and GQM is willing to sell all of the US Holdco Shares, on and subject to the terms and conditions contained in this Agreement;

E.    The GQM Special Committee, at a meeting called and duly held, have, subject to the conditions set forth herein, (i) determined that this Agreement and the sale of the US Holdco Shares to the Purchaser, on the terms and subject to the conditions of this Agreement, is advisable and in the best interests of GQM and the GQM Shareholders, and (ii) recommended the GQM Board to adopt resolutions approving and adopting this Agreement and recommending that the GQM Shareholders approve and adopt this Agreement (collectively, the “Disinterested Directors’ Recommendation”); and

F.   Since Thomas M. Clay has resigned as a director prior to the entering into of this Agreement, the members of the Special Committee constitute all of the directors of the GQM Board; as such, the Disinterested Directors’ Recommendation represents approval of the entire GQM Board (the “GQM Board Recommendation”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Parties hereto, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions. In this Agreement:

“Action” means any claim, action, complaint, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, objection, appeal, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adverse Recommendation Change Notice” has the meaning set out in Section 2.5(c).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means this share purchase agreement and all of the Schedules attached hereto.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Person or group of Persons (other than the Purchaser or any member thereof, any Affiliate of the Purchaser or any member thereof, or any person acting in concert with the Purchaser or any member thereof or any Affiliate of the Purchaser or any member thereof), whether or not in writing, relating to, or that could reasonably be expected to lead to, any acquisition or purchase, direct or indirect, through one or more transactions, of all of the GQM Shares or substantially all of the assets of GQM, US Holdco and GQM Holdco, including the Units.

“Alternative Transaction” has the meaning set forth in Section 2.6.

“Applicable Law” means, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, by-law, Order or other requirement having the force of law, (ii) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation, and Securities Law.

“Books and Records” means the Financial Records and all other books, records, files and papers of the Party including drawings, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute books and all records, data and information stored electronically, digitally or on computer-related media.

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“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Vancouver, British Columbia, Canada and in the City of New York, New York, United States.

“Clay Group Loans” means any Indebtedness owing to the Purchaser Group by GQM, US Holdco, or GQM Holdco, other than pursuant to this Agreement.

“Closing” means the completion of the purchase and sale of the US Holdco Shares as contemplated by this Agreement.

“Closing Date” means two Business Days after satisfaction or waiver of all of the conditions of closing set out in Article 6.

“Closing Time” means the time of Closing on the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” means, in relation to a Party (the “Discloser”):

(a)	all information, in whatever form communicated or maintained, whether orally, in writing, electronically, in computer readable form or otherwise, that the Discloser discloses to, or that is gathered by inspection by a Party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the transactions contemplated by this Agreement, whether provided before or after the date of this Agreement, including information that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities, and specifically includes financial information, budgets, business plans, ways of doing business, business results, prospects, customer lists, forecasts, engineering reports, environmental reports, evaluations, legal opinions, names of venture partners and contractual parties, and any information provided to the Discloser by third parties under circumstances in which the Discloser has an obligation to protect the confidentiality of such information; and

(b)	all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same;

but does not include any information that:

(c)	is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement;

(d)	is or was received by the Recipient on a non-confidential basis from a source other than the Discloser or its Representatives if such source is not known to the Recipient to be prohibited from disclosing the information to the Recipient by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or

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(e)	was known by the Recipient prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the Recipient.

“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person which is provided for or required: (i) in respect of or pursuant to the terms of any Contract; or (ii) under any Applicable Law, in either case in connection with the sale of the US Holdco Shares to the Purchaser on the terms contemplated in this Agreement or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Consideration” has the meaning set out in Section 2.2.

“Contingent Payment” has the meaning set out in Section 2.3.

“Contracts” means all pending and executory contracts, agreements, leases, understandings and arrangements (whether oral or written) to which US Holdco or the Subsidiary is a party or by which US Holdco or the Subsidiary or any of their respective properties or assets is bound or under which US Holdco or the Subsidiary has rights or obligations, in each such case that is material to US Holdco or the Subsidiary.

“Damages” means any and all loss, liability, obligation, damage, cost, expense, charge, fine, penalty or assessment, suffered, incurred, sustained or required to be paid by the Person seeking indemnification (including reasonable lawyers’, experts’ and consultants’ fees and expenses) resulting from or arising in connection with any direct claim or Third Party Claim, including the reasonable costs and expenses of any action, suit, proceeding, investigation, inquiry, arbitration award, grievance, demand, assessment, judgment, settlement or compromise relating thereto.

“Discloser” has the meaning set out in the definition of Confidential Information.

“Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by GQM to the Purchaser with this Agreement.

“Disinterested Directors’ Recommendation” has the meaning set out in the Recitals.

“Enforcement Exceptions” means limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

“Environment” means the atmosphere, the surface and sub-surface of the earth, groundwater and surface waters and plants and animals, and “Environmental” means relating to or in respect of the Environment.

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“Environmental Law” means Applicable Law in respect of the protection of the natural Environment or any species or organisms that make use of it, public or occupational health or safety, or the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

“Exchange” means the Toronto Stock Exchange.

“Exclusivity Period” has the meaning set forth in Section 2.6.

“Financial Records” means all books of account and other financial data and information and includes all such records, data and information stored electronically, digitally or on computer-related media.

“FIRPTA Certificate” has the meaning set forth in Section 6.1.

“Formal Valuation and Fairness Opinion” means the formal valuation and fairness opinion of Ernst & Young LLP (i) to the effect that, as of the date of such opinion, the Consideration to be received by the GQM Shareholders is fair, from a financial point of view to the GQM Shareholders, other than the Purchaser and its Affiliates, and (ii) providing a valuation of GQM in accordance with MI 61-101.

“Governmental Authority” means any domestic or foreign government, whether national, federal, provincial, state, territorial, regional, municipal or local (whether administrative, legislative, executive or otherwise) and any stock exchanges (including the Exchange) or other law, rule or regulation making body have jurisdiction over or applicable to any of the Parties.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Go-Shop Period” has the meaning set forth in Section 2.5.

“GQM” has the meaning set forth in the Recitals.

“GQM Board” means the board of directors of GQM.

“GQM Board Recommendation” has the meaning set out in the Recitals.

“GQM Circular” means the notice of the GQM Shareholder Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the GQM Shareholders in connection with the GQM Shareholder Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“GQM Holdco” means Golden Queen Mining Canada Ltd.

“GQM Indemnified Parties” means GQM, its Affiliates (other than, after Closing, US Holdco and its Subsidiary) and their respective directors, officers and employees.

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“GQM Loan” means Indebtedness outstanding under that certain Second Amended and Restated Term Loan Agreement dated as of November 21, 2016, as amended, among GQM, as borrower, and the Landon T. Clay 2009 Irrevocable Trust Dated March 6, 2009, EHT, LLC, and the Clay Family 2009 Irrevocable Trust Dated April 14, 2009, as lenders, and amendments thereto.

“GQM Options” means stock options to purchase GQM Shares.

“GQM Reorganization” has the meaning set out in Section 2.7.

“GQM Shareholder” means a holder of GQM Shares.

“GQM Shareholder Approval” has the meaning set forth in Section 6.1(4).

“GQM Shareholder Meeting” has the meaning set forth in Section 4.1(1)(a)

“GQM Shareholder Resolution” has the meaning set forth in Section 6.1(4).

“GQM Shares” means common shares in the capital of GQM.

“GQM Special Committee” means the special committee of the GQM Board composed of independent directors of the GQM Board.

“GQM Warrants” means common share purchase warrants to acquire GQM Shares.

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste, or substance or material defined, prohibited, regulated or reportable pursuant to any Environmental Law.

“Income Tax Act” means the Canada Income Tax Act, R.S.C. 1985, c.1 (5th Supplement) and the regulations thereunder, as amended from time to time.

“Indebtedness” means any and all advances, debts, duties, endorsements, guarantees, liabilities, obligations, responsibilities and undertakings of a Person assumed, created, incurred or made, whether voluntary or involuntary, however incurred or made, whether voluntary or involuntary, however arising, whether due or not due, absolute, inchoate or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether such persons may be liable individually or jointly with others.

“Indemnified Party” means a Person whom GQM or the Purchaser is or are, as the case may be, required to indemnify under Article 9.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 9.

“Interim Period” means the period from and including the date hereof to the time of Closing on the Closing Date.

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“JV Operating Agreement” means the Golden Queen Mining Company, LLC Amended and Restated Limited Liability Company Agreement among the Subsidiary, Gauss LLC and US Holdco dated September 15, 2014.

“Law” has the meaning set out in the definition of “Applicable Law”.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration, proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

“Licence” means any licence, permit, convention, authorization, certificate, consent, order, grant, right, notification, privilege, classification, registration, agreement, approval, award, determination, decision, decree or other evidence of authority issued or granted to, conferred upon, or otherwise created for, US Holdco, the Subsidiary or the applicable Party by any Governmental Authority.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, assignment, option, warrant, lease, sublease, license, sublicense, right to possession, encumbrance, claim, right or restriction of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Outside Extension Date” means May 21, 2019 whereby all amounts owed under the GQM Loan shall immediately become due and payable in full, subject to Section 6.2.

“Party” means each of GQM and the Purchaser, and any reference to a Party includes its successors and permitted assigns and “Parties” means both of them.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

“Permitted Liens” means, in respect of GQM, US Holdco or the Subsidiary, any one or more of the following:

(a)	Liens for Taxes which are not delinquent;

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(b)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the assets of GQM, US Holdco or the Subsidiary, provided that such Liens arise and are incurred in the ordinary course of business, are related to obligations not due or delinquent, are not registered against title to any assets of GQM, US Holdco or the Subsidiary and in respect of which adequate holdbacks are being maintained as required by Applicable Law;

(c)	the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, licence, franchise, grant or permit forming part of GQM, US Holdco or the Subsidiary, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(d)	Liens securing the Clay Group Loans; and

(e)	Liens securing the Revolving Loans.

“Pre-closing Tax Period” means the period commencing after the last taxation period for which Tax Returns are required to be filed by US Holdco and the Subsidiary but commencing prior to the Closing Date.

“Proposed Agreement” has the meaning set forth in Section 2.5(a).

“Purchaser Group” means collectively, the Purchasers by Loan, the Purchasers by Shares and the Purchasers by Cash.

“Purchasers by Cash” means all of the purchasers set forth in Schedule C.

“Purchasers by Loan” means all of the purchasers set forth in Schedule A.

“Purchasers by Shares” means all of the purchasers set forth in Schedule B.

“Purchaser’s Indemnified Parties” means each member of the Purchaser and such member’s officers, directors, and employees.

“Recipient” has the meaning set out in the definition of Confidential Information.

“Response Period” has the meaning set forth in Section 2.5(a)(iii).

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, sanction, order, exemption, permit or acknowledgement, including approval of the Exchange, that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order in connection with the sale of the US Holdco Shares to the Purchaser on the terms contemplated in this Agreement or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Representative” when used with respect to a Party means each director, officer, employee, agent, consultant, adviser of that Party and any other representative of that Party who is involved in the transactions contemplated by this Agreement.

“Revolving Loans” means indebtedness under that certain Revolving Credit Agreement dated as of October 12, 2018 among the Subsidiary and the lenders named therein.

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“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means, collectively, (i) the Securities Act (British Columbia) and all other applicable provincial or territorial securities laws, rules, regulations and public policies thereunder in Canada, (ii) the US Securities Act, (iii) the US Exchange Act, (iv) any other applicable United States state or federal or foreign securities laws, and (v) any applicable rules and requirements of the Exchange.

“Soledad Mountain Project” means certain fee lands, mining claims, mining leases, millsites, buildings, fixtures and equipment located on or about Soledad Mountain, Mojave Mining District, Kern County, California, as more particularly described in the Technical Report.

“Straddle Period” means a taxation year or fiscal period that includes, but does not begin or end on, the Closing Date.

“Subsidiary” has the meaning set forth in the Recitals.

“Superior Proposal” means a binding, bona fide written Acquisition Proposal to acquire 100% of the outstanding GQM Shares or all or substantially all of the assets of GQM, including the Units, on a consolidated basis made by any Person (other than a member of the Purchaser or any Affiliate of the Purchaser or any member thereof) prior to the expiry of the Go-Shop Period, and which the GQM Board reasonably determines in good faith, after consultation with its outside financial and legal advisors and after taking into account all the terms and conditions of such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to GQM Shareholders than this Agreement (including any adjustment to the terms and conditions of this Agreement proposed by the Purchaser pursuant to Section 2.5(b)) and is reasonably likely of being completed, taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal.

“Superior Proposal Notice” has the meaning set out in Section 2.5(a)(ii).

“Tax Matters” has the meaning set out in Section 7.8.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns, and statements in respect of Taxes that are filed or required to be filed with any applicable Governmental Authority, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Tax” or “Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST/HST, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority and any instalments in respect thereof, together with any tax indemnity obligation, interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, and “Tax” means any one of such Taxes.

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“Technical Report” means the technical report entitled “Soledad Mountain Project Technical Report and Updated Feasibility Study” and dated February 27, 2015 with an effective date of February 25, 2015.

“Units” has the meaning set out in the Recitals.

“US Holdco” has the meaning set forth in the Recitals.

“US Holdco Shares” has the meaning set forth in the Recitals.

“US IRS” has the meaning set forth in Section 6.1.

“US Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“US Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.2	Accounting Principles. Whenever in this Agreement reference is made to generally accepted accounting principles or “GAAP”, such reference shall be deemed to be to the generally accepted accounting principles from time to time means generally accepted accounting principles in the United States or any successor thereto, applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

1.3	Currency. In this Agreement, references to “$” or “dollars” are to the lawful currency of the United States and references to “CAD$”, “CAD dollars” or “Canadian dollars” are to the lawful currency of Canada.

1.4	Construction. This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party does not apply to the construction or interpretation of this Agreement.

1.5	Certain Rules of Interpretation. In this Agreement:

(1)	the division into Articles and Sections and the insertion of headings and the Table of Contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(2)	the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(3)	unless specified otherwise or the context otherwise requires:

(a)	references to any Article, Section or Schedule are references to the Article or Section of, or Schedule to, this Agreement;

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(b)	“including” or “includes” means “including (or includes) but is not limited to” and is not to be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(c)	“the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(d)	references to Contracts or contracts are deemed to include all present amendments, supplements, restatements and replacements to those Contracts or contracts;

(e)	references to any legislation, statutory instrument or regulation or a section thereof are references to the legislation, statutory instrument, regulation or section as amended, re-enacted, consolidated or replaced from time to time; and

(f)	words in the singular include the plural and vice-versa and words in one gender include all genders.

1.6	Computation of Time. In this Agreement, unless specified otherwise or the context otherwise requires:

(a)	a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(b)	all references to specific dates mean 11:59 p.m. on the dates;

(c)	all references to specific times are references to Pacific time unless otherwise specified; and

(d)	with respect to the calculation of any period of time, references to “from” mean “from and excluding” and references to “to” or “until” mean “to and including”.

1.7	Performance on Business Days. If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.8	Withholding. The Purchaser shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld in respect of such consideration or payment under the Code or other Applicable Law; provided that the Purchaser shall not withhold any amount pursuant to Section 1445 of the Code in respect of GQM Holdco if GQM timely furnishes the certificate described in Article 6.1 To the extent that amounts are so deducted or withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made. In the event any member of the Purchaser Group determines that any deduction or withholding from the consideration payable to GQM at Closing is required pursuant to any provision of Tax Law other than Section 1445 of the Code (or the Treasury Regulations promulgated thereunder), such member shall provide GQM with written notice of its intent to deduct or withhold at least five Business Days prior to the Closing Date, and such member shall consider in good faith any certification, statement, or other documentation submitted by GQM to establish a reduction in or exemption from withholding.

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1.9	Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule A	-	Purchasers by Loan and Warrants
Schedule B	-	Purchasers by Shares
Schedule C	-	Purchasers by Cash
Schedule D	-	Calculation of Purchase Price
Schedule E	-	Calculation of Contingent Payment

Article 2
PURCHASE OF US HOLDCO SHARES

2.1	Purchase and Sale. At the Closing Time, on and subject to the terms and conditions of this Agreement, GQM shall sell to the Purchaser, and the Purchaser shall purchase from GQM, the US Holdco Shares free and clear of all Liens, claims, and encumbrances of any nature whatsoever except for Permitted Liens.

2.2	Amount of Purchase Price. The aggregate purchase price payable by the Purchaser to GQM for the US Holdco Shares (collectively, the “Consideration”) will be satisfied by the Purchaser as follows:

(a)	the Purchasers by Cash shall pay $4,250,000 by wire transfer of immediately available funds to an account designated in writing by GQM at least three (3) Business Days prior to the Closing;

(b)	the Purchasers by Shares shall tender and exchange 177,701,229 GQM Shares legally and beneficially held by the Purchasers by Shares to GQM for cancellation;

(c)	the Purchasers by Shares shall tender and exchange all GQM Options held by the Purchasers by Shares to GQM for cancellation;

(d)	the Purchasers by Loan shall tender and exchange all principal, interest and applicable fees due under the GQM Loan to GQM for cancellation and at Closing the GQM Loan shall be fully paid; and

(e)	the Purchasers by Loan shall tender and exchange all GQM Warrants held by the Purchasers by Loan to GQM for cancellation.

2.3	Contingent Payment. If at any time prior to June 30, 2020, (a) the Purchaser sells, transfers or assigns the US Holdco Shares; (b) US Holdco sells, transfers or assigns its 50% ownership interest in the Subsidiary; or (c) the Subsidiary sells, transfers or assigns its interest in the Soledad Mountain Project then the Purchaser may be required to make a payment to GQM (the “Contingent Payment”) calculated in accordance with Schedule E; provided, however, that no Contingent Payment will be due as a result of any transaction among members of the Purchaser or their Affiliates or as a result of any internal reorganization of the Purchaser or their Affiliates.

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2.4	Calculation of Purchase Price. If at any time it is necessary to calculate the aggregate value of the Consideration, or the allocation of the Consideration among the US Holdco Shares acquired by each of the Purchasers by Cash, Purchasers by Shares or Purchasers by Loan, the process set out in Schedule D shall be used.

2.5	Go-Shop Right. For a period from the date hereof until April 1, 2019 (the “Go-Shop Period”), GQM may continue to (i) make, solicit, initiate or encourage inquiries from or submissions of proposals or offers from any other Person which would constitute an Acquisition Proposal, (ii) participate in any discussions or negotiations with such Person regarding an Acquisition Proposal or otherwise cooperate in any way with or assist or participate in facilitate or encourage any effort or attempt by any other Person to do or seek to do any Acquisition Proposal; provided that any such activity is intended to elicit a Superior Proposal, subject to the following:

(a)	GQM shall not accept, approve or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal (a “Proposed Agreement”), unless:

(i)	the GQM Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	GQM has provided the Purchaser with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Proposed Agreement relating to such Superior Proposal (each such notice, a “Superior Proposal Notice”);

(iii)	five (5) Business Days (the “Response Period”) shall have elapsed from the date the Purchaser received the notice and documentation referred to in Section 2.5(a)(ii) from GQM and, if the Purchaser has proposed to amend the terms of this Agreement in accordance with Section 10.11, the GQM Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of this Agreement by the Purchaser; and

(iv)	prior to entering into such Proposed Agreement, GQM terminates this Agreement in accordance with Section 8.1 and concurrently pays to the Purchaser a break fee of $1,000,000.

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(b)	GQM acknowledges and agrees that, during the Response Period or such longer period as GQM may approve for such purpose, (i) the Purchaser shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration, and (ii) GQM shall negotiate in good faith with the Purchaser regarding any proposed amendment of this Agreement, including providing the Purchaser with all information and documentation reasonably requested by the Purchaser. The GQM Board will review any such proposal to determine in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, whether the Purchaser’s proposal to amend this Agreement would result in the Acquisition Proposal ceasing to be a Superior Proposal. If the GQM Board determines that the Acquisition Proposal is not a Superior Proposal as compared to the proposed amendments to the terms of this Agreement, it will promptly advise the Purchaser and enter into an amended agreement with the Purchaser reflecting such proposed amendments. Each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 2.5 and the Purchaser shall be afforded a new Response Period in respect of each such Acquisition Proposal from the date on which the Purchaser received the notice and documentation referred to in Section 2.5(a)(ii) in respect of such new Superior Proposal from the Purchaser.

(c)	The GQM Board may make a change in recommendation to the GQM Shareholders in response to any development, fact, change, event, effect, occurrence or circumstance that (A) does not relate to a Superior Proposal and (B) is not known (or the material consequences of which are not known) to the GQM Board as of the date hereof, if, in the good faith judgment of the GQM Board, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, failure to take such action is reasonably likely to result in a breach of the GQM Board’s fiduciary duties under Applicable Law; provided that prior to making a change in recommendation to the GQM Shareholders, GQM shall give to the Purchaser not less than three (3) Business Days’ notice of its intention to make such a change in recommendation (each such notice, an “Adverse Recommendation Change Notice”); provided, however, during any Response Period or any period of five (5) Business Days following the delivery by GQM of an Adverse Recommendation Change Notice, each of the Disinterested Directors and the GQM Board shall (i) make the Disinterested Directors’ Recommendation and the GQM Board Recommendation, as applicable, and (ii) not withhold, withdraw, qualify, fail to make or modify in an manner adverse to the Purchaser the Disinterested Directors’ Recommendation or the GQM Board Recommendation or publicly recommend or announce an intention to take any action or make any statement inconsistent with the Disinterested Directors’ Recommendation or the GQM Board Recommendation.

(d)	GQM agrees that, during any Response Period and for a period of five (5) Business Days following the Purchaser’s receipt of an Adverse Recommendation Change Notice, GQM and its Representatives shall negotiate in good faith with the Purchaser and its Representatives regarding any revisions to the terms of this Agreement and the other transactions contemplated by this Agreement proposed by the Purchaser.

(e)	Nothing in this Agreement shall prohibit GQM, the GQM Board, the Purchaser or any member of the Purchaser from complying with its disclosure obligations under Applicable Law and Securities Laws, including by issuing a directors’ circular in accordance with Applicable Law and Securities Laws; provided that complying with such obligations or making such disclosure shall not in any way limit or modify the effect, if any, that any such action has under this Agreement.

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2.6	Exclusive Dealings. Upon expiry of the Go-Shop Period and until the Closing in accordance with this Agreement (the “Exclusivity Period”), neither GQM nor any of its Representatives or shareholders shall directly or indirectly in any manner (nor permit any Subsidiary to):

(a)	entertain, solicit or encourage;

(b)	furnish or cause to be furnished any information to any Persons (other than the Purchaser or its Representatives) in connection with; or

(c)	negotiate or otherwise pursue;

any proposal or discussions for or in connection with any possible sale of any US Holdco Shares, the Subsidiary or US Holdco’s indirect ownership of the Soledad Mountain Project, no matter how structured, including by sale of all or any significant or controlling part of the US Holdco Shares, by sale or license of all or any significant part of the property and assets of the US Holdco or the Subsidiary, or by any merger or other business combination involving GQM or otherwise (each of the foregoing proposals or discussions, whether written or oral, an “Alternative Transaction”). GQM shall immediately notify the Purchaser in writing of (i) the receipt during the Exclusivity Period and until the Closing of any proposal for an Alternative Transaction or any requests for any information relating to GQM, US Holdco, the Subsidiary, or the Soledad Mountain Project or for access to the properties, books or records of GQM, US Holdco, or the Subsidiary by any Person which has informed GQM that such Person is considering making, or has made, a proposal for an Alternative Transaction, and (ii) the terms of any such Alternative Transaction. GQM shall be responsible for any breach by its Representatives or shareholders of any of the provisions of this Section 2.6. GQM acknowledges that a breach by it, its Representatives, the US Holdco, the Subsidiary, or any GQM Shareholders of this Section 2.6 would result in damages to the Purchaser and that the Purchaser may not be adequately compensated for such damages by a monetary award alone. Accordingly, GQM agrees that in the event of any such breach, in addition to any other remedies available at Law or otherwise, the Purchaser shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance with this Section 2.6.

2.7	GQM Reorganization. At least one Business Day in advance of the Closing, GQM shall wind up GQM Holdco through a corporate dissolution or amalgamation with GQM Holdco (the “GQM Reorganization”) and perform any such reorganization or such other transactions necessary to effect the GQM Reorganization in a manner that is reasonably satisfactory to GQM and the Purchaser; provided, however the GQM Reorganization shall not cause, and shall not be likely to cause, any adverse tax effects for GQM, the GQM Shareholders or the Purchaser. Upon completion of the GQM Reorganization and prior to Closing, US Holdco will be directly held by GQM. The Purchaser acknowledges and agrees that the planning for and implementation of any GQM Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of GQM hereunder has been breached.

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Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of GQM. As a material inducement to the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement, and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of GQM set out in this Section 3.1, GQM represents and warrants to the Purchaser, as follows:

(1)         each of GQM and US Holdco has been duly incorporated and organized and is validly existing and in good standing under the Laws of its respective corporate jurisdictions;

(2)          GQM has all requisite corporate power to enter into and perform this Agreement, to own or lease its property and to carry on the part of the business as now being conducted by it;

(3)          the execution, delivery and performance by GQM of this Agreement:

(i)	has been duly authorized by all necessary corporate action on its part; without limiting the generality of the foregoing, the GQM Board and the GQM Special Committee have approved this Agreement and the transactions contemplated by this Agreement subject to GQM Shareholder Approval at their respective board and special committee meetings prior to the date hereof;

(ii)	does not and will not, with the giving of notice, the lapse of time or the happening of any other event or condition:

(A)	violate or conflict with any of the terms, conditions or provisions of GQM’s constating documents or resolutions of the GQM Shareholders, directors or any committee of directors of GQM or US Holdco;

(B)	except for the required filings, acceptances or approvals of the Exchange or as required by Securities Laws in respect of the transactions contemplated hereby, require any authorization, consent, approval, exemption or other action by, or notice to, any stock exchange, governmental agency, authority, regulatory body or court;

(C)	other than the Permitted Liens, violate or conflict with, or constitute a default under any material indenture, mortgage, agreement, contract or other material instrument to which GQM or US Holdco is a party or by which any of them or any of their assets or properties may be bound or affected;

(D)	other than the Permitted Liens, trigger any change of control or similar provision in any material indenture, mortgage, agreement, contract or other material instrument to which GQM or US Holdco is a party or by which any of them or any of their assets or properties may be bound or affected;

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(E)	other than the Permitted Liens, result in the termination of, or any additional payment under, or the change in any terms of, or accelerate the performance of any obligation required by (or give rise to a right of any party thereto, exercisable on notice or otherwise, to terminate, to require that any additional payment be made under, to change any terms of, or to accelerate the performance of any obligation under) any material indenture, mortgage, agreement, contract or other material instrument to which GQM or US Holdco is a party or by which any of them or any of their assets or properties may be bound or affected;

(F)	other than the Permitted Liens, result in the creation of any encumbrance upon any of the property or assets of GQM or US Holdco; or

(G)	violate or conflict with any material license, permit, approval, consent, certificate, registration or authorization held by GQM or US Holdco and necessary to carry the business of GQM or US Holdco or to own or lease any of the material property of or assets utilized by GQM or US Holdco;

(iii)	does not and will not result in the violation of any Applicable Laws or any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over GQM or US Holdco;

(4)           this Agreement has been duly executed and delivered by GQM and constitutes a legal, valid and binding obligation of GQM, enforceable against it in accordance with its terms;

(5)           GQM is a reporting issuer in British Columbia, Alberta, Ontario and Quebec and is a reporting issuer in the United States under Section 13 and/or Section 15(d) of the US Exchange Act and is not in default of any, requirements of applicable Securities Laws. The GQM Shares are listed on the Exchange and GQM is in compliance in all material respects with all applicable rules of the Exchange;

(6)           each of GQM and US Holdco is, in all material respects, conducting its business in compliance with all Applicable Laws of each jurisdiction in which its respective business is carried on and each is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor does it have knowledge of any facts that could give rise to a notice of material non-compliance with any such laws, rules, regulations, licences, registrations or qualifications;

(7)           there is no Legal Proceeding pending or, to the knowledge of GQM, threatened against or involving GQM or US Holdco, which, if determined adversely, would have a material adverse effect on GQM or US Holdco, taken as a whole. None of GQM or US Holdco has received notice of, and none of them have knowledge of, any event that has occurred which might give rise to any proceedings and there is no judgment, decree, injunction, ruling, award or order of any Governmental Authority to which GQM or US Holdco is subject;

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(8)           GQM is the indirect owner of US Holdco and US Holdco is the legal and beneficial owner of the Units, in each case free and clear of all encumbrances, other than the Permitted Liens;

(9)           this Agreement has been duly executed and delivered by GQM and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of GQM, enforceable against GQM in accordance with its terms, subject to the Enforcement Exceptions;

(10)         each of the contracts, agreements and instruments required by this Agreement to be delivered by GQM will at the Closing have been duly executed and delivered by GQM and (assuming due execution and delivery by the other parties thereto) will at Closing be enforceable against GQM in accordance with its terms, subject to the Enforcement Exceptions;

(11)         since December 31, 2017, there has not been any material and adverse change to the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of GQM or US Holdco, on a consolidated basis;

(12)         neither GQM or the US Holdco has received any notice of or is in default or violation of any Order of any Governmental Authority or any Applicable Laws which would reasonably be expected to have a material and adverse change on GQM or US Holdco;

(13)         there are no outstanding Orders against GQM or US Holdco or to which GQM or US Holdco are subject or by which their assets are bound and, other than proceedings which have been publicly filed by GQM on SEDAR or EDGAR as of the date hereof, there are no claims, proceedings, actions or lawsuits in existence, or to GQM’s knowledge, threatened or asserted against GQM or US Holdco or with respect to any of the assets of GQM or US Holdco or the interests of GQM or US Holdco therein which would reasonably be expected to have a material and adverse effect to GQM or US Holdco;

(14)         no Person other than the Purchaser has any contract or any right or privilege capable of becoming a contract for the purchase or acquisition from GQM of any of the US Holdco Shares or any of the Units;

(15)         the only vote of the GQM Shareholders required to adopt and approve this Agreement and the transactions contemplated hereby is GQM Shareholder Approval. No other vote of the GQM Shareholders is required by Applicable Law, the terms, conditions or provisions of GQM’s constating documents, or pursuant to any contract to which GQM is a party;

(16)         all material Tax Returns required to be filed by or in respect of US Holdco have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all Applicable Laws. All material Taxes required to be paid by or on behalf of any of the US Holdco have been duly and timely paid. The Disclosure Letter sets forth a true, correct and complete list of all states in which US Holdco filed an income or material franchise Tax Return for the tax years ending December 31, 2017 and December 31, 2018;

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(17)         there are no audits, disputes, investigations examinations, claims or other proceedings in respect of material Taxes or Tax matters of US Holdco currently pending or being threatened in writing. US Holdco has not received from any Taxing Authority any written (i) notice indicating an intent to open an audit, dispute, investigation, examination, claim, proceeding or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted or assessed by any Governmental Authority against US Holdco;

(18)         US Holdco has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment, deficiency or collection, which waiver or extension is currently in effect. No pending waiver extending the statutory period of limitations applicable to any claim for Taxes due from US Holdco has been requested in writing by any Taxing Authority;

(19)         except as set forth in the Disclosure Letter, US Holdco (i) has withheld and collected all material Taxes required to have been withheld or collected in connection with amounts paid or owing to, or received or owing from, any employee, independent contractor, creditor, shareholder, customer, client or other person or third party, and (ii) has timely remitted and reported all such withheld and collected Taxes to the proper Governmental Authority in accordance with Applicable Laws;

(20)         US Holdco has made available to the Purchaser copies of all income Tax Returns filed by US Holdco for each of the preceding three years and all examination reports and statements of deficiencies assessed against or agreed to by US Holdco during such period. US Holdco has not requested or received any ruling, technical advice memorandum or similar ruling or memorandum from any Governmental Authority or signed a closing or other agreement with any Governmental Authority, in each case, that would affect US Holdco’s liability for Taxes in a Post-Closing Period;

(21)         the Disclosure Letter sets forth the following information with respect to US Holdco as of December 31, 2018: the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, excess charitable contribution or similar Tax attribute of or allocable to US Holdco, as well as any limitations with respect to US Holdco’s ability to utilize any such Tax attribute (e.g., under Section 382 or Section 383 of the Code);

(22)         except as set forth in the Disclosure Letter, US Holdco is not liable to tax in any jurisdiction other than the jurisdiction where such entity incorporated or formed;

(23)         the US Holdco Shares have not, within the last 60 months, derived more than 50% of their value, directly or indirectly, from one or any combination of (i) real or immovable properties situated in Canada; (ii) Canadian resource properties; (iii) timber resource properties; or (iv) options in respect of, or interests in, or civil law rights in, property described in subparagraphs (i) to (ii), whether or not the property exists;

(24)         none of the transactions contemplated by this agreement will result in GQM or any of its Affiliates having paid or being deemed to have paid a dividend to any member of the Purchaser Group for Canadian income tax purposes and neither GQM nor any of its Affiliates will be required to make any withholding or deduction in respect of withholding taxes for Canadian income tax purposes in respect of any of the transactions contemplated by this Agreement; and

(25)         prior to the execution of this Agreement, the GQM Special Committee received an oral version of the Formal Valuation and Fairness Opinion.

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3.2	Representations and Warranties of the Purchaser. As a material inducement to GQM entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that GQM is entering into this Agreement in reliance upon the representations and warranties of the Purchaser set out in this Section 3.2, each member of the Purchaser Group severally, and not jointly, represents and warrants to GQM as follows:

(1)          the execution, delivery and performance by each member of the Purchaser Group of this Agreement will not result in the violation of, or constitute a default under or conflict with or cause the acceleration of any obligation of it under:

(i)	any provision of the constating documents or by-laws or resolutions of the governing body of such member, as applicable; or

(ii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over and binding on such member;

(2)           this Agreement has been duly executed and delivered by each member of the Purchaser Group and constitutes a legal, valid and binding obligation of each such member, enforceable against it in accordance with its terms subject to the Enforcement Exceptions;

(3)           it understands and agrees that there may be material tax consequences to it resulting from the transactions with this Agreement, and, except as expressly contemplated in this Agreement, GQM gives no opinion and makes no representation with respect to the tax status of US Holdco or the consequences under United States, state, local or foreign tax law of its acquisition of the US Holdco Shares;

(4)           the Purchasers by Shares are the legal and beneficial owners of the 177,701,229 GQM Shares, the Purchasers by Shares are the legal and beneficial owners of the GQM Options, and the Purchasers by Loan are the legal and beneficial owners of the GQM Warrants, and all GQM Shares, GQM Options and GQM Warrants held by the Purchaser are being tendered and exchanged to GQM for cancellation in accordance with Section 2.2; and

(5)           the Purchaser will have as of the Closing Time available financial resources (in the form of cash, cash equivalents or credit facilities with draw-down availability) necessary to consummate the transactions contemplated by this Agreement.

3.3	Survival. The representations and warranties contained in this Agreement, other than the conditions contained in Article 6, shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the US Holdco Shares and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the Consideration of the US Holdco Shares.

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Article 4
GQM SHAREHOLDER MEETING

4.1	GQM Shareholder Meeting.

(1)	GQM shall:

(a)	convene and conduct a meeting of the shareholders of GQM (the “GQM Shareholder Meeting”) in accordance with the GQM’s constating documents and Applicable Law, including the requirements of Schedule 14A under the U.S. Exchange Act, as soon as practicable but in any event within 45 calendar days of the expiry of the Go-Shop Period for the purpose of approving the GQM Shareholder Resolution and for any other proper purpose as may be set out in the GQM Circular and agreed to by the Purchaser, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the GQM Shareholder Meeting without the prior written consent of the Purchaser, except as required or permitted under Section 8.1 or Section 4.1(1)(i);

(b)	subject to the terms of this Agreement, use its commercially reasonable efforts to solicit proxies in favour of the GQM Shareholder Resolution and against any resolution submitted by any Person that is inconsistent with the GQM Shareholder Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser and at the equally shared expense of GQM and the Purchaser, engaging dealer and proxy solicitation services firms and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the GQM Shareholder Resolution;

(c)	provide the Purchaser with copies of or access to information regarding the GQM Shareholder Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by the Purchaser;

(d)	permit the Purchaser to, on behalf of the management of GQM, directly or through a proxy solicitation services firm, actively solicit proxies in favour of the GQM Shareholder Resolution on behalf of management of GQM in compliance with Applicable Law and disclose in the GQM Circular that the Purchaser may make such solicitations;

(e)	consult with the Purchaser in fixing the date of the GQM Shareholder Meeting and the record date of the GQM Shareholder Meeting, give notice to the Purchaser of the GQM Shareholder Meeting and allow the Purchaser’s representatives and legal counsel to attend the GQM Shareholder Meeting;

(f)	promptly advise the Purchaser, at such times as the Purchaser may reasonably request prior to the date of the GQM Shareholder Meeting and at least on a daily basis on each of the last 5 Business Days prior to the date of the GQM Shareholder Meeting, as to the aggregate tally of the proxies received by GQM in respect of the GQM Shareholder Resolution;

(g)	promptly advise the Purchaser of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the GQM Shareholder Resolution and/or purported exercise or withdrawal of dissent rights by GQM Shareholders. GQM shall not settle or compromise, or agree to settle or compromise, any such claims without the prior written consent of the Purchaser;

(h)	not change the record date for the GQM Shareholders entitled to vote at the GQM Shareholder Meeting in connection with any adjournment or postponement of the GQM Shareholder Meeting unless required by Applicable Law or approved by the Purchaser; and

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(i)	at the request of the Purchaser, adjourn or postpone the GQM Shareholder Meeting to a date specified by the Purchaser that is not later than 15 Business Days after the date on which the GQM Shareholder Meeting was originally scheduled and in any event to a date that is not later than five Business Days prior to the Outside Extension Date.

4.2	The GQM Circular:

(1)	GQM shall:

(a)	prepare and complete, in consultation with the Purchaser, the GQM Circular together with any other documents required by Applicable Law in connection with the GQM Shareholder Meeting and the GQM Shareholder Resolution including obtaining the Formal Valuation and Fairness Opinion for inclusion in the GQM Circular, and GQM shall cause the GQM Circular and such other documents to be filed and sent to each GQM Shareholder and other Person as required by Applicable Law, in each case so as to permit the GQM Shareholder Meeting to be held by the date specified in Section 4.1(1)(a). The GQM Special Committee has received an oral version of the Formal Valuation and Fairness Opinion as at the date of this Agreement and the written version of the Formal Valuation and Fairness Opinion will be delivered to the GQM Special Committee prior to the mailing of the GQM Circular to the GQM Shareholders. Within three (3) Business Days of the delivery of the Formal Valuation and Fairness Opinion to the GQM Special Committee, GQM shall deliver, or cause to be delivered, to the Purchasers the Formal Valuation and Fairness Opinion.

(b)	ensure that the GQM Circular complies in all material respects with Applicable Law and provides the GQM Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the GQM Shareholder Meeting. Without limiting the generality of the foregoing, the GQM Circular must include: (i) a copy of the Formal Valuation and Fairness Opinion (and any disclosure related required by Applicable Laws), (ii) a statement that the GQM Special Committee has received the Formal Valuation and Fairness Opinion, and has, after receiving legal and financial advice, unanimously recommended that the Board approve this Agreement and that the GQM Shareholders vote in favour of the GQM Shareholder Resolution, and (iii) a statement that the GQM Board has received the Formal Valuation and Fairness Opinion, and has unanimously, after receiving legal and financial advice and the recommendation of the GQM Special Committee, determined that the GQM Shareholder Resolution is in the best interests of GQM and recommends that the GQM Shareholders vote in favour of the GQM Shareholder Resolution;

(c)	give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the GQM Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its counsel, and agrees that all information relating solely to the Purchaser included in the GQM Circular must be in a form and content satisfactory to the Purchaser, acting reasonably; and

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(d)	GQM shall promptly notify the Purchaser if it becomes aware that the GQM Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and GQM shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the GQM Shareholders and, if required by Applicable Laws, file the same with the securities authorities or any other Governmental Authority as required.

(2)          The Purchaser shall provide all necessary information concerning the Purchaser that is required by Applicable Law to be included by GQM in the GQM Circular or other related documents to GQM in writing and shall ensure that such information does not contain any misrepresentation.

Article 5
CLOSING ARRANGEMENTS

5.1	Closing. The Closing shall take place at 5:00 a.m. (Vancouver time) on the Closing Date at the Vancouver offices of Blake, Cassels & Graydon LLP, or at such other time on the Closing Date or such other place as may be agreed in writing by GQM and the Purchaser.

5.2	GQM’s Closing Deliveries. At the Closing, GQM shall deliver or cause to be delivered to the Purchaser the following:

(a)	the certificate(s) representing the US Holdco Shares, in such allocations to the members of the Purchaser Group or any designee(s) of the Purchaser as Purchaser shall instruct GQM in writing at least three (3) Business Days prior to the Closing;

(b)	original stock powers of attorney to transfer the US Holdco Shares, duly executed by it;

(c)	the Books and Records of US Holdco;

(d)	a certified copy of a resolution of the board of directors of US Holdco consenting to the transfer of the US Holdco Shares from GQM to the Purchaser as contemplated by this Agreement;

(e)	upon request by the Purchaser, resignations and mutual releases executed of each of the directors, officers, and managers of US Holdco and the Subsidiary appointed by the GQM, in form by and substance satisfactory to the Purchaser, acting reasonably;

(f)	a certificate of GQM certifying the matters in Sections 6.1(1) and 6.1(2) as of the Closing Date; and

(g)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Purchaser, acting reasonably.

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5.3	Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered the following:

(a)	payment of the consideration required to be paid at the Closing under Section 2.2(a) to or as directed by GQM;

(b)	release of GQM and GQM Holdco of any and all Indebtedness, including the Clay Group Loans, owing to the Purchaser;

(c)	release of securities and guarantees against GQM pursuant to any Contracts whereby GQM is acting as a guarantor or offering collateral for the benefit of US Holdco or the Subsidiary;

(d)	a certificate of an authorized representative of the Purchaser certifying on behalf of the Purchaser the matters in Sections 6.1(1) and 6.1(2) as of the Closing Date;

(e)	counterparts executed by US Holdco or its Subsidiary, as applicable, to the resignations and mutual releases referred to in Section 5.2(e), if applicable; and

(f)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by GQM to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to GQM, acting reasonably.

5.4	Closing Mechanics. All documents and certificates required to be delivered on the Closing Date will be delivered into escrow with legal counsel to GQM no later than one calendar day prior to the Closing Date and will be released simultaneously upon the Closing.

Article 6
CONDITIONS OF CLOSING

6.1	Conditions Precedent. The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions listed below in this Section 6.1. Each Party shall take all such actions, steps and proceedings as are reasonably within such Party’s control as may be necessary to ensure that the conditions listed below in this Section 6.1 are fulfilled at or before the Closing Time.

(1)         Representations and Warranties. Each of the representations and warranties of the Purchaser and GQM shall be true and correct in all material respects as of the date hereof and the time of Closing. Each of the other representations and warranties of the Parties contained in this Agreement or in any instrument, certificate or other document delivered by the Parties pursuant to this Agreement shall be true and correct in all respects (disregarding, for this purpose, any “materiality” or similar qualifiers contained in such representation and warrants) as of the time of Closing (except to the extent that such representation or warranty was made as of a specified date, in which case such representation or warranty shall continue to have been true and correct as of such specified date), except where the failure to be so true and correct in all respects, individually or in the aggregate, has not had a material and adverse change.

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(2)         Compliance. The Parties shall have performed and complied in all material respects with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time.

(3)         No Litigation. There shall have been no Order made or any Legal Proceedings commenced or threatened in writing enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement.

(4)         GQM Shareholder Approval. The GQM Shareholders shall have approved the transactions contemplated by this Agreement by a resolution (the “GQM Shareholder Resolution”) of (i) ⅔ of the votes of the GQM Shareholders and (ii) a majority of the votes of the GQM Shareholders (excluding the Purchaser) in accordance with MI 61-101 in each case present in person or represented by proxy at the GQM Shareholder Meeting (the “GQM Shareholder Approval”).

(5)         Regulatory Approvals. All Consents and Regulatory Approvals and necessary approvals from any Governmental Authorities shall have been obtained.

(6)         FIRPTA. GQM shall deliver to the Purchaser a withholding certificate issued by the U.S. Internal Revenue Service (the “US IRS”) as described in Treasury Regulations Section 1.1445-3 in respect of GQM Holdco (the “FIRPTA Certificate”).

(7)         GQM Reorganization. GQM has completed the GQM Reorganization in a manner that is reasonably satisfactory to the Purchaser.

(8)         Dissent Rights. Notices of dissent from GQM Shareholders pursuant to the Business Corporations Act (British Columbia) shall not have been delivered by GQM Shareholders to GQM holding greater than 5% of the outstanding GQM Shares.

(9)         Change of Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the purchase of the US Holdco Shares as set out in this Agreement illegal or otherwise preventing or prohibiting the purchase of the US Holdco Shares by the Purchaser.

(10)       Closing Deliveries. Each of the Parties shall have delivered or caused to be delivered to the other Party each of the documents, certificates, instruments or other items listed in Sections 5.2 and 5.3, respectively.

6.2	Condition Not Fulfilled. If any condition in Section 6.1 has not been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, either Party may:

(a)	terminate this Agreement upon five (5) Business Days’ written notice to the other Party, which such notice shall identify which condition in Section 6.1 has not been fulfilled and which such notice shall give the other Party five (5) Business Days to cure such failure; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition,

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provided that, with respect to Section 6.1(6) only, if at or before the Closing Time (i) the GQM Shareholder Approval has been obtained but GQM is not yet in receipt of the FIRPTA Certificate from the US IRS and (ii) GQM does not foresee any unreasonable cause for further delay of receipt of the FIRPTA Certificate from the US IRS, then the Purchaser and GQM shall not terminate this Agreement and shall agree to extend the Outside Extension Date and delay the Closing Date accordingly to a reasonable date to allow time for receipt of such FIRPTA Certificate.

Article 7
COVENANTS

7.1	Cooperation. During the Interim Period, the Parties shall perform all obligations required to be performed by it under this Agreement, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement.

7.2	Confidentiality.

(1)         Information To Be Confidential. The Parties shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement or as required by Applicable Law, Securities Law or the Exchange, any Confidential Information of the other Party.

(2)         Use Of Confidential Information. The Parties may disclose Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of implementing the transactions contemplated by this Agreement. No Party shall use, nor permit its Representatives to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to the other Party.

(3)         Required Disclosure. If any Party or any of its Representatives receives a request or determines, in consultation with such Party’s legal counsel, that the disclosure of all or any part of the Confidential Information is required by applicable law or is otherwise appropriate in connection with any filing by such Party or any of its Affiliates with the SEC or the Exchange or any rule applicable to such Party or its Affiliates, such Party shall (a) immediately notify the other Party of the request or requirement, (b) consult with the other Party on the advisability of taking legally available steps to resist or narrow the request or lawfully avoid the requirement, and (c) if requested by the other Party, take all necessary steps to seek a protective order or other appropriate remedy. If a protective order or other remedy is not available, or if the other Party waives compliance with the provisions of this Section 7.2(3), (i) the Party receiving the request for disclosure or its Representatives, as the case may be, may disclose to the Person requiring disclosure only that portion of the Confidential Information which such Party is advised by written opinion of counsel is legally required to be disclosed, and (ii) such Party shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by such Party or its Representatives not permitted by this Agreement.

7.3	Action During Interim Period. During the Interim Period, GQM shall cause US Holdco to operate its business in the ordinary course of business in compliance with Applicable Law and consistent with past practice, including causing US Holdco to not, directly or indirectly:

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(a)	amend its articles of incorporation, articles of amalgamation or by-law or similar organizational documents;

(b)	split, combine or reclassify any shares of US Holdco;

(c)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock of US Holdco;

(d)	declare or pay any dividend or other distribution on the securities of the Company;

(e)	issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of US Holdco;

(f)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses;

(g)	reorganize, amalgamate or merge US Holdco;

(h)	reduce the stated capital of the shares of US Holdco;

(i)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of US Holdco;

(j)	sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber or otherwise dispose of or transfer any assets of US Holdco, including the Units;

(k)	make any material Tax election, information schedule, return or designation, except as required by Applicable Law and in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Authority with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(l)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

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(m)	prepay any long-term Indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any Indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of $100,000 other than (i) in connection with advances in the ordinary course of business under US Holdco’s existing credit facilities, or (ii) Indebtedness entered into in the ordinary course of business; provided that any Indebtedness created, incurred, refinanced, assumed or for which US Holdco becomes liable in accordance with the foregoing shall be prepayable at the Closing Time without premium, penalty or other incremental costs (including breakage costs) in excess of $100,000, in the aggregate or (iii) debt financing from government authorities;

(n)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(o)	make any change in US Holdco’s methods of accounting, except as required by concurrent changes in GAAP;

(p)	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any employees of US Holdco;

(q)	in respect of any assets of US Holdco, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect any existing material authorization, right to use, lease, contract, production sharing agreement, intellectual property, or other material document;

(r)	abandon or fail to diligently pursue any application for any material authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material authorizations, licenses, leases or registrations; or

(s)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

7.4	Consents and Approvals. Commencing forthwith after the date hereof each of the Parties shall use all commercially reasonable efforts to obtain, at or prior to the Closing, all Consents, Regulatory Approvals and any necessary approvals from Governmental Authorities (including FIRPTA) including the approval of any significant GQM Shareholder or groups of GQM Shareholders of the transactions contemplated by this Agreement.

7.5	Directors and Officers. Upon execution of this Agreement, Mr. Thomas M. Clay shall resign as Chairman and Chief Executive Officer of GQM and shall resign from all director, officer and managerial positions with GQM, GQM Holdco and US Holdco. If this Agreement is terminated for any reason, Mr. Thomas M. Clay shall be reinstated in his respective director, officer and managerial positions of GQM, GQM Holdco and US Holdco, as applicable.

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7.6	Clay Group Loans. During the Interim Period, the Purchaser, or any applicable member thereof, shall extend the due date of any payment obligations under the Clay Group Loans, including but not limited to payments of principal, interest and applicable fees, of GQM, US Holdco, the Subsidiary or GQM Holdco such that any and all amounts owing to the Purchaser, or any applicable member thereof, shall be due and payable in full on the Closing Date; provided that, on the Closing Date, the Purchasers by Loan shall tender and exchange all amounts owing under the GQM Loan to GQM for cancellation to partly satisfy the Consideration in accordance with Section 2.2. In the event that the GQM Shareholder Approval is not obtained at the GQM Shareholder Meeting or this Agreement is terminated at any time, all amounts owing under the Clay Group Loans shall immediately become due and payable in full.

7.7	Preparation of Tax Returns.

(1)         The Purchaser shall cause to be prepared and filed on a timely basis all Tax Returns for US Holdco and its Subsidiary for (a) any Pre-Closing Tax Period for which Tax Returns have not been filed as of the Closing Date and (b) for any Straddle Period for which Tax Returns are required to be prepared and filed. The Purchaser shall provide to GQM for its review a draft of any income Tax Return prior to the due date for filing such Tax Return with the appropriate Governmental Authorities. GQM shall notify the Purchaser in writing within 15 days in the case of an income Tax Return if it has any reasonable comments with respect to such Tax Return. The Purchaser shall consider all such comments.

(2)         GQM shall pay (a) all Taxes due with respect to all Tax Returns for US Holdco or its Subsidiary for any Pre-Closing Tax Period and (b) with respect to all Tax Returns for US Holdco or its Subsidiary for any Straddle Period, Taxes allocable to the portion of the Straddle Period ending immediately prior to the Closing Date (as determined under Section 7.7(3)).

(3)         In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending immediately prior to the Closing Date shall be:

(a)	in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period prior to the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b)	in the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of such Taxes determined as if such tax period ended immediately prior to the Closing Date.

7.8	Cooperation Respecting Tax Matters. Each Party shall provide reasonable cooperation to the other Party and their counsel in respect of Tax matters arising under this Agreement (“Tax Matters”), including:

(a)	providing prompt notice to the other Party in writing of any pending or threatened Tax audits or assessments of US Holdco or its Subsidiary for tax periods for which the other may have a liability under this Agreement;

(b)	providing the other Party and its counsel with draft copies of all filings, motions, applications, correspondence and other documents the Party defending the claim intends to file with or deliver to any Governmental Authority in connection with a Tax Matter at least 10 Business Days prior to the date on which such documents are filed or delivered and considering the comments of the other Party and its counsel regarding such filings, motions, applications, correspondence and other documents;

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(c)	promptly notifying the other Party of any communication the Party defending a Tax Matter receives from any Governmental Authority regarding such Tax Matter and providing the other Party with copies of all correspondence, filings or communications between such Party defending the claim, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to any such Tax Matter; provided that the Purchaser shall in all cases have the right to attend any meetings or participate in other discussions (or have Purchaser’s counsel attend or participate) with the staff of any Governmental Authority or such Governmental Authority’s counsel;

(d)	keeping the other Party and its counsel advised on a prompt and ongoing basis of the status of such Tax Matter and any material changes or developments with respect thereto and promptly and fully responding to all requests for information, questions and comments of the other Party and its counsel from time to time.

(e)	making available to each other in a prompt fashion such Data, documents and other information as may reasonably be required for the preparation and filing of all Tax Returns, or for the conduct of any Tax Matter, and preserving all such Data, documents and information until the expiry of the limitation period under Applicable Law with respect to the taxation years or periods covered by such Returns, or until a Final Determination has been made in respect of such Tax Matter, as the case may be; and

(f)	promptly signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes, or an exemption from (or an extension in respect of) an obligation to file Tax Returns.

Article 8
TERMINATION

8.1	Grounds for Termination.

This Agreement may be terminated on or prior to the Closing Date:

(a)	by the mutual written agreement of GQM and the Purchaser;

(b)	by written notice from either Party as permitted in Section 6.2;

(c)	by written notice from GQM to the Purchaser as permitted in Section 2.5; or

(d)	by written notice from either Party to the other Party if the Closing Date has not occurred on or before the Outside Extension Date, or such later date as the Parties may agree upon.

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8.2	Effect of Termination. If this Agreement is terminated:

(a)	by GQM or by the Purchaser under Section 8.1, subject to Section 8.2(b), all further obligations of the Parties under this Agreement shall terminate, except for the obligations under Sections 7.2, 10.2 and 10.3, which shall survive such termination.

(b)	by a Party under Sections 8.1(b) and 8.1(d) and the right to terminate arose because of a breach of this Agreement by the other Party (including a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then, the other Party shall remain fully liable for any and all damages sustained or incurred by the terminating Party directly or indirectly as a result thereof.

Article 9
INDEMNITY

9.1	Indemnity by GQM. GQM shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, or in connection with:

(a)	any breach of any representation or warranty made by GQM contained in Section 3.1 or in any instrument, certificate or other document delivered by GQM pursuant to this Agreement; or

(b)	any breach or any non-fulfilment of any covenant or agreement on the part of GQM or US Holdco contained in this Agreement.

9.2	Indemnity by the Purchaser. Each member of the Purchaser, severally and not jointly, shall indemnify the GQM Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, or in connection with:

(a)	any breach of any representation or warranty of the Purchaser contained in this Agreement; or

(b)	any breach or any non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement.

9.3	Time Limits for Claim Notice. Any claims for indemnification pursuant to Section 9.1 or Section 9.2 shall be made within a date which is 12 months following the Closing, except for a claim for any breach by either of the Parties of any of its respective representations, warranties and covenants contained in this Agreement involving fraud.

9.4	Canadian Withholding Tax Indemnity. In the event that any of the transactions contemplated by this Agreement (including the delivery of US Holdco Shares to the Purchaser) is subject to deduction or withholding for or in respect of any Taxes, other than withholding pursuant to Section 1.8, then GQM agrees that (a) GQM shall be responsible for, and shall pay, the full amount required to be deducted or withheld to the relevant taxation authority in accordance with applicable law, and (b) GQM will indemnify the Purchaser for the full amount of any taxes that were required to be withheld or deducted in respect of any of the transactions contemplated by this Agreement (and including, without limitation, any such taxes imposed by any jurisdiction on amounts payable under this Section 9.4) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes or other amounts are correctly or legally asserted, such indemnification payment shall be made by GQM within thirty (30) days from the date that the Purchaser makes written demand therefor, and the obligations of GQM with respect to such indemnification shall survive the termination of this Agreement.

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9.5	Exclusive Remedy. Except as set out in Section 10.9, the rights of indemnity set forth in this Article 9 are the sole and exclusive remedy of each Party in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant (other than a breach of Section 2.2), by the other Party under this Agreement or in the certificates contemplated by Sections 5.2(f) and 5.3(e). Accordingly, the Parties waive, from and after the Closing, any and all rights, remedies and claims that one Party may have against the other, whether at law, under any statute or in equity (including but not limited to claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than as expressly provided for in this Article 9, other than those arising with respect to any fraud or fraudulent misrepresentation and other than those provided for in other documents or instruments delivered pursuant to this Agreement. The Parties agree that if a claim for indemnification is made by a Party in accordance with this Article 9 and there has been a refusal by the other Party to make payment or otherwise provide satisfaction in respect of such claim, then Section 10.13 shall apply with respect to any remedy for such refusal. This Article 9 shall remain in full force and effect in all circumstances and shall not be terminated by any breach by any Party of its representations, warranties or covenants under this Agreement or under any Closing document or by any termination or rescission of this Agreement by any Party.

9.6	Characterization and Satisfaction of Indemnification Payments. Unless otherwise required by Law, any payment made pursuant to this Article 9 shall be treated for all Tax purposes as an adjustment to the Consideration.

Article 10
GENERAL

10.1	Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

10.2	Expenses. Each Party shall be responsible for its own costs and expenses (including any taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

10.3	Public Announcements. The Purchaser and GQM shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except required by any Applicable Law or regulatory requirement, as reasonably determined by a Party in consultation with such Party’s legal counsel as, neither of them shall issue any such press release or make any such public announcement without the prior consent of the other, such consent not to be unreasonably withheld, delayed or conditioned.

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10.4	Notices.

(1)         Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service, or (iii) sent by fax, email or other similar means of electronic communication, in each case to the applicable address set out below:

(i)	if to the Purchaser to:

East Hill Management Company, LLC.
#300 – 70 Main Street
Peterborough, NH 03458 USA*

Attention:	Thomas M. Clay
Email:	thomas.clay@easthillmgt.com

with a copy (not constituting notice) to:

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
United States

Attention:	William A. Levine and Benjamin J. Armour
Fax:	617.338.2880
Email:	wlevine@sandw.com; barmour@sandw.com

with a copy (not constituting notice) to:

Stikeman Elliott LLP
5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9 Canada

Attention:	D’Arcy Nordick
Email:	dnordick@stikeman.com

(ii)	if to GQM to:

Golden Queen Mining Co., Ltd.
2300 – 1066 West Hastings Street
Vancouver, BC V6E 3X2
Canada

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and after April 30, 2019:

Morton Law LLP
1200 - 750 West Pender Street,
Vancouver, BC, Canada V6C 2T8

Attention:	Guy Le Bel
Email:	glebel@goldenqueen.com

with a copy (not constituting notice) to:

Blake, Cassels & Graydon LLP
595 Burrard Street
P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver, BC V7X 1L3 Canada

Attention:	Andrew McLeod
Fax:	604.631.3399
Email:	andrew.mcleod@blakes.com

with a copy (not constituting notice) to:

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202-5549
United States

Attention:	Kenneth G. Sam
Email:	sam.kenneth@dorsey.com

(2)         Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. (PST) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)         Change of Address. Any Party may from time to time change its address under this Section 10.4 by notice to the other Parties given in the manner provided by this Section 10.4.

10.5	Time of Essence. Time shall be of the essence of this Agreement in all respects.

10.6	Further Assurances. Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that another Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

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10.7	Severability. If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision will, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other Party or circumstances. The Parties shall engage in good faith negotiations to replace any provision which is so restricted, prohibited or unenforceable with an unrestricted and enforceable provision, the economic effect of which comes as close as possible to that of the restricted, prohibited or unenforceable provision which it replaces.

10.8	No Third Party Beneficiary. This Agreement is solely for the benefit of the Parties and no third party accrues any benefit, claim or right of any kind pursuant to, under, by or through this Agreement.

10.9	Specific Performance. Each of the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that either Party does not perform its respective obligations to complete the purchase and sale of the US Holdco Shares pursuant to this Agreement. It is accordingly agreed that either Party will be entitled to specific performance to enforce compliance with this Agreement, in addition to any other remedy to which they may be entitled at law or in equity; provided, however, that GQM will not be entitled to enforce specifically the obligations of the Purchaser to consummate the transactions contemplated by this Agreement unless the conditions (other than those that by their terms are to be satisfied only at the Closing) set forth in Section 6.1 have been satisfied or have been waived by the Purchaser.

10.10	Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement.

10.11	Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

10.12	Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver.

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10.13	Governing Law; Venue. This Agreement is a contract under the laws of the State of New York and shall for all purposes be construed in accordance with and governed by the laws of said State without reference to its conflict or choice of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, which shall apply to this Agreement). The parties hereby irrevocably and unconditionally submit to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY WAIVES HIS, HER OR ITS RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

10.14	Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party.

10.15	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission or electronic mail and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

[signature page follows]

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

THE PURCHASER GROUP

By:	/s/ Thomas M. Clay
Name:	Thomas M. Clay
Title:	Authorized Representative

GOLDEN QUEEN MINING CO. LTD.

By:	/s/ Guy Le Bel
Name:	Guy Le Bel
Title:	Chief Financial Officer

SCHEDULE A

Purchasers by Loan

The GQM Loan balances as of February 5, 2019

	Balance	Interest through 2/5/19	Total

Landon T. Clay 2009 Irrevocable Trust	$15,335,190.00	$537,941.63	$15,873,131.63
Clay Family 2009 Irrevocable Trust	$3,939,810.00	$138,204.21	$4,078,014.21
EHT, LLC	$6,425,000.00	$225,381.94	$6,650,381.93

	$25,700,000.00	$901,527.78	$26,601,527.78

SCHEDULE B

Purchasers by Shares

Estate of Landon T. Clay	108,499,796
Monadnock CLT	7,031,755
Thomas M. Clay	6,658,116
Arctic Coast Petroleums Ltd	807,250
EHT LLC	26,855,821
Jonathan Clay	3,683,413
933 Milledge, LLC	185,000
James Clay	118,400
Lavinia Clay	12,660,818
Lavinia Clay – IRA	4,663
Cassius M. C. Clay	1,465,398
Landon H. Clay	5,665,471
Richard T. Clay	4,065,328
Total	177,701,229

SCHEDULE C

Purchasers by Cash

TBD LTC Family Entity	$3,187,500.00
TBD HC Family Entity	$1,062,500.00

SCHEDULE D

Calculation of Purchase Price

The Consideration is composed of the following:

A.	GQM Loan

To compute the aggregate amounts owing to the Purchasers by Loan under the GQM Loan at [DATE], determine the Accrued Interest at [DATE] and add Principal of $25,500,000 and Roll Fees of $200,000 under the GQM Loan. Accrued Interest is calculated at a 10% annual rate over 360 days, from October 1, 2018 for Principal, from January 1 for $125,000 Roll Fees, and from February 1 for $75,000 Roll Fees. The Purchasers by Loan shall tender and exchange to GQM for cancellation all aggregate amounts owing under the GQM Loan as at [DATE].

For illustrative purposes:

On May 21, 2019:

Principal	$25,500,000

Roll Fees	$200,000

Accrued Interests	$1,650,465

$27,350,465 aggregate amount owing

B.	Cash

The Purchasers by Cash shall tender a cash payment of $4,250,000 to GQM.

C.	GQM Shares

The Purchasers by Shares shall return to GQM for cancellation [NUMBER] GQM Shares at a VWAP of [VALUE] on [DATE] = $x,xxx,xxx.

D.	GQM Options

The Purchaser by Shares shall return to GQM for cancellation any GQM Options held at $0 value.

E.	GQM Warrants

The Purchasers by Loan shall return to GQM for cancellation any GQM Warrants held at $32,000 value, determined by Black Scholes for a value date of January 31, 2019:

100% volatility

Stock price US$0.038/C$0.05

(GQM Warrants held by Purchasers by Loan)

10,000,000 at $0.7831 expiring June 8,2020:	US$	2,530

8,000,000 at $0.6650 expiring November 18, 2021:	US$	29,396

Total Value:	US$	31,926

SCHEDULE E

Calculation of Contingent Payment

Formula:

(20%)*(((A-B)-(2*$55,000,000+C))/2) = Contingent Payment

1.	The Purchaser sells, transfers or assigns the US Holdco Shares; (b) US Holdco sells, transfers or assigns its 50% ownership interest in the Subsidiary; or (c) the Subsidiary sells, transfers or assigns its interest in the Soledad Mountain Project prior to June 30, 2020 (Proceeds of Sale = A).

2.	Aggregate debt of Subsidiary is paid off (Subsidiary Debt = B).

3.	Multiply the $55,000,000 base threshold associated with a 50% interest in the Subsidiary by 2 to get a $110,000,000 asset-level threshold associated with a 100% interest in the Subsidiary.

4.	Adjust the $110,000,000 asset-level threshold for every dollar of equity capital contributed to the Subsidiary between the date of this Agreement and the sale referenced in Section 1 of this Schedule E (Contribution = C). This capital could come from any party (Jefferies, Clays, or a third party) and through any legal Member (as defined in the JV Operating Agreement) of the Subsidiary, existing or new.

5.	Subtract the adjusted asset-level threshold ($110,000,000+C) from the net sale proceeds (A-B) to calculate the “windfall” gain associated with 100% of the Subsidiary.

6.	Multiply this windfall gain by 50% to calculate the windfall gain associated with 50% of the Subsidiary.

7.	Multiply the windfall gain associated with 50% of the Subsidiary by 20% to get the Contingent Payment.